Exhibit 99.1

Zayo Announces Regulatory Approvals and Planned Closing Date of Pending Merger

BOULDER, Colo. – February 27, 2020 –Zayo Group Holdings, Inc. (“Zayo” or “the Company”) (NYSE: ZAYO), which provides mission-critical bandwidth to the world’s most impactful companies, today announced that all regulatory approvals relating to the previously announced merger through which the Company would be acquired by affiliates of Digital Colony Partners (“Digital Colony”) and the EQT Infrastructure IV fund (“EQT”) have been received. Zayo’s stockholders previously approved the merger at a special meeting of stockholders on July 26, 2019. The merger’s legal closing is expected to be effective on March 9, 2020, subject to the satisfaction (or waiver) of all conditions to closing.

As previously announced, upon completion of the merger, stockholders will receive $35.00 in cash per share of Zayo’s common stock.

About Zayo Group

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides mission-critical bandwidth to the world’s most impactful companies, fueling the innovations that are transforming our society. Zayo’s 130,000-mile network in North America and Europe includes extensive metro connectivity to thousands of buildings and data centers. Zayo’s communications infrastructure solutions include dark fiber, private data networks, wavelengths, Ethernet, dedicated Internet access, and colocation services. Zayo owns and operates a Tier 1 IP Backbone and 51 carrier-neutral data centers. Through its Cloudlink service, Zayo provides low latency private connectivity that attaches enterprises to their public cloud environments. Zayo serves wireless and wireline carriers, media, tech, content, finance, healthcare and other large enterprises. For more information, visit zayo.com.

About Digital Colony

Digital Colony Management, LLC (“Digital Colony”) is the global digital infrastructure investment platform of Colony Capital, Inc. (NYSE: CLNY) and a leading investor, owner and operator of companies enabling the next generation of mobile and internet connectivity. Digital Colony was launched in 2018 by Digital Bridge Holdings, LLC and Colony Capital to bring together Digital Bridge’s industry, operational and investment expertise in the telecommunications sector with Colony Capital’s global scale, operating platform and capital markets access. The inaugural fund, Digital Colony Partners, LP, closed in May 2019, with $4.05 billion in commitments, making it the first fund dedicated solely to investing in digital infrastructure. For more information, please visit www.digitalcolony.com.

About EQT

EQT is a differentiated global investment organization with more than EUR 62 billion in raised capital and around EUR 40 billion in assets under management across 19 active funds. EQT funds have portfolio companies in Europe, Asia and the US with total sales of more than EUR 21 billion and approximately 127,000 employees. EQT works with portfolio companies to achieve sustainable growth, operational excellence and market leadership. More info: www.eqtgroup.com.

Forward Looking Statements

Certain statements made herein, including, for example, statements regarding the anticipated timing of the transaction, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. These forward-looking statements typically include words such as “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “may,” “will,” “should,” or “anticipates” or the negatives thereof, other variations thereon or comparable terminology. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved, and actual results may differ materially from those contemplated by the forward-looking statements. Such statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, many of which are beyond our control, and are not guarantees of future results or achievements. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its businesses or operations. As a result, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the delay or termination of the Merger Agreement; the outcome or length of any legal proceedings that have been, or will be, instituted related to the Merger Agreement; the failure to satisfy conditions to completion of the Merger; the failure of Digital Colony or EQT to obtain or provide on a timely basis or at all the necessary financing as set forth in the equity commitment letters delivered pursuant to the merger agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general; and the other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the Securities and Exchange Commission (the “SEC”) as described below. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive.

Additional information concerning these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, and in any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov, on the Company’s website at https://investors.zayo.com or by contacting the investor relations department of the Company. Except to the extent required by applicable law, we disclaim any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

For Zayo:	Brad Korch, Investor Relations 720-306-7556 IR@zayo.com

For Digital Colony Partners:	Alex Stanton / Charlyn Lusk, Stanton 212-780-0701/646-502-3549 astanton@stantonprm.com / clusk@stantonprm.com

For EQT:	Stephanie Greengarten 646-687-6810 stephanie.greengarten@eqtpartners.com
Daniel Yunger / Cathryn Vaulman, Kekst CNC 212-521-4800 daniel.yunger@kekstcnc.com / cathryn.vaulman@kekstcnc.com